UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2021

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 225 San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2021, Regulus Therapeutics Inc. (the “Company”) entered into a lease agreement (the “Lease”) with ARE-SD Region No. 58, LLC (“Landlord”) for the lease of approximately 13,438 square feet of rentable area of the building located at 4224 Campus Point Drive, Suite 210, San Diego, California 92121 (the “New Premises”). The commencement date of the Lease is expected to be on or before April 15, 2021 (the “Commencement Date”). The Company expects to use the New Premises as its new principal executive offices and as a laboratory for research and development, manufacturing, and other related uses. The term of the Lease (the “Initial Term”) is five years, ending May 1, 2026 (assuming an April 15, 2021 Commencement Date). The aggregate base rent due over the Initial Term under the terms of the Lease is approximately $3.9 million (without giving effect to certain rent abatement terms). The Company will also be responsible for the payment of additional rent to cover the Company’s share of the annual operating expenses of the building, the annual tax expenses of the building and the annual utilities costs for the building. In the event of a default of certain of the Company’s obligations under the Lease, Landlord would have the right to terminate the Lease and recover damages as provided by the lease contract and by law.

On February 11, 2021, concurrently with entry into the Lease, the Company entered into an Assignment and Assumption of Lease (the “Assignment Agreement”) with Turning Point Therapeutics, Inc. (“Turning Point”) assigning its lease agreement (the “Prior Lease”) with ARE-SD Region No. 44, LLC for the premises located at 10628 Science Center Drive, Suite 225, San Diego, California 92121 (the “Prior Premises”). Pursuant to the Assignment Agreement, Turning Point will pay to the Company $60,000 in exchange for an assignment of all of the Company’s rights and obligations under the Prior Lease. The Company is obligated under the Assignment Agreement to deliver the Prior Premises to Turning Point within five days of the Landlord’s delivery of the New Premises to the Company (the “Assignment Date”)

On February 11, 2021, concurrently with entry into the Lease and the Assignment Agreement, the Company, Turning Point and ARE-SD Region 44, LLC entered into a Consent to Assignment (the “Consent”) pursuant to which the Company shall be released from all of its obligations under the Prior Lease on the Assignment Date.

The foregoing descriptions of the Lease and the Assignment Agreement are qualified in their entirety by reference to the Lease and the Assignment Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: February 17, 2021	By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer